Testing the Waters Materials Related to Series #DRACULA10

From the Rally App:

#DRACULA10

'73 MARVEL TOMB OF DRACULA #10 (1ST APP. BLADE)

THIS INITIAL OFFERING IS COMING SOON!

THE TOMB
OF
DRACULA

CURRENT VALUE: $40,000

OFFERING FOR THIS ASSET IS NOT YET SCHEDULED. CHECK BACK SOON

DETAILS GALLERY LEGAL

#DRACULA10 | $40K

SIMILAR ASSET SALES TRADING ON RALLY

Prices are not adjusted for inflation

1M 3M 6M 1Y ALL

+2492.6%
COMPARABLE ASSET VALUE CHANGE SINCE 12/06/2002

54
TRANSACTIONS SINCE 12/06/2002

The interactive Comparable Asset Value Chart (the “Chart”) plots historical sales of assets comparable to the Underlying Asset, showing price values on the vertical axis against time on the horizontal axis.  The prices reflected on the Chart are not adjusted for inflation.  Users of the Platform can opt to display varying ranges of time on the Chart’s horizontal axis, from one month to one year or longer to the extent such data are available.  If multiple comparable asset sales occurred on a single day, the Chart provides an average for that day.  By hovering over the points on the Chart, users can view price and date of sale represented by each point.  The table below sets forth the data points plotted in the Chart.

Comparable Asset	Sale Date	Sale Price	Source/ Sale Venue
Tomb of Dracula #10 (CGC 9.8)	12/6/2002	$1,350.00	GPAnalysis
Tomb of Dracula #10 (CGC 9.8)	11/9/2003	$1,575.00	GPAnalysis
Tomb of Dracula #10 (CGC 9.8)	7/31/2004	$3,000.00	GPAnalysis
Tomb of Dracula #10 (CGC 9.8)	12/10/2004	$1,976.00	GPAnalysis
Tomb of Dracula #10 (CGC 9.8)	12/16/2004	$1,025.00	GPAnalysis
Tomb of Dracula #10 (CGC 9.8)	1/23/2005	$2,700.00	GPAnalysis
Tomb of Dracula #10 (CGC 9.8)	4/24/2006	$2,035.00	GPAnalysis
Tomb of Dracula #10 (CGC 9.8)	2/21/2007	$2,400.00	GPAnalysis
Tomb of Dracula #10 (CGC 9.8)	10/28/2007	$1,625.00	GPAnalysis
Tomb of Dracula #10 (CGC 9.8)	9/25/2009	$2,000.00	GPAnalysis
Tomb of Dracula #10 (CGC 9.8)	11/29/2010	$2,000.00	GPAnalysis
Tomb of Dracula #10 (CGC 9.8)	2/24/2011	$1,015.75	Heritage
Tomb of Dracula #10 (CGC 9.8)	7/31/2011	$913.00	GPAnalysis

Tomb of Dracula #10 (CGC 9.8)	8/15/2011	$1,251.00	GPAnalysis
Tomb of Dracula #10 (CGC 9.8)	9/22/2011	$1,025.00	GPAnalysis
Tomb of Dracula #10 (CGC 9.8)	1/24/2012	$922.00	GPAnalysis
Tomb of Dracula #10 (CGC 9.8)	2/7/2012	$1,024.00	GPAnalysis
Tomb of Dracula #10 (CGC 9.8)	2/27/2012	$1,175.00	GPAnalysis
Tomb of Dracula #10 (CGC 9.8)	4/10/2012	$800.00	GPAnalysis
Tomb of Dracula #10 (CGC 9.8)	5/13/2012	$1,200.00	eBay
Tomb of Dracula #10 (CGC 9.8)	6/11/2012	$1,869.00	GPAnalysis
Tomb of Dracula #10 (CGC 9.8)	3/10/2013	$1,285.00	eBay
Tomb of Dracula #10 (CGC 9.8)	3/23/2013	$1,550.00	ComicConnect
Tomb of Dracula #10 (CGC 9.8)	4/30/2013	$1,175.00	GPAnalysis
Tomb of Dracula #10 (CGC 9.8)	12/14/2013	$1,600.00	ComicConnect
Tomb of Dracula #10 (CGC 9.8)	1/16/2014	$1,690.00	eBay
Tomb of Dracula #10 (CGC 9.8)	3/10/2014	$2,000.00	GPAnalysis
Tomb of Dracula #10 (CGC 9.8)	7/5/2014	$1,895.00	GPAnalysis
Tomb of Dracula #10 (CGC 9.8)	9/8/2015	$4,750.00	eBay
Tomb of Dracula #10 (CGC 9.8)	4/1/2016	$3,000.00	eBay
Tomb of Dracula #10 (CGC 9.8)	4/2/2016	$3,834.00	ComicConnect
Tomb of Dracula #10 (CGC 9.8)	9/8/2016	$4,250.00	ComicLink
Tomb of Dracula #10 (CGC 9.8)	12/8/2016	$4,100.00	ComicLink
Tomb of Dracula #10 (CGC 9.8)	2/4/2017	$4,000.00	eBay
Tomb of Dracula #10 (CGC 9.8)	3/2/2017	$4,500.00	ComicLink
Tomb of Dracula #10 (CGC 9.8)	6/1/2017	$6,007.00	ComicLink
Tomb of Dracula #10 (CGC 9.8)	11/14/2017	$5,100.00	GPAnalysis
Tomb of Dracula #10 (CGC 9.8)	11/17/2017	$3,824.00	Heritage
Tomb of Dracula #10 (CGC 9.8)	3/22/2018	$6,200.00	eBay
Tomb of Dracula #10 (CGC 9.8)	5/12/2018	$6,281.96	eBay
Tomb of Dracula #10 (CGC 9.8)	11/29/2018	$6,000.00	ComicLink
Tomb of Dracula #10 (CGC 9.8)	2/28/2019	$8,900.00	ComicLink
Tomb of Dracula #10 (CGC 9.8)	6/13/2019	$7,200.00	GPAnalysis
Tomb of Dracula #10 (CGC 9.8)	8/19/2019	$14,999.95	eBay
Tomb of Dracula #10 (CGC 9.8)	12/5/2019	$10,250.00	ComicLink
Tomb of Dracula #10 (CGC 9.8)	2/27/2020	$14,250.00	ComicLink
Tomb of Dracula #10 (CGC 9.8)	4/30/2020	$12,000.00	Heritage
Tomb of Dracula #10 (CGC 9.8)	7/9/2020	$10,200.00	Heritage
Tomb of Dracula #10 (CGC 9.8)	8/2/2020	$11,500.00	eBay
Tomb of Dracula #10 (CGC 9.8)	2/8/2021	$12,000.00	eBay
Tomb of Dracula #10 (CGC 9.8)	6/17/2021	$28,800.00	Heritage
Tomb of Dracula #10 (CGC 9.8)	9/9/2021	$48,000.00	Heritage

Tomb of Dracula #10 (CGC 9.8)	1/14/2022	$36,000.00	Heritage
Tomb of Dracula #10 (CGC 9.8)	3/3/2022	$35,000.00	ComicLink

"Blade marks one of Marvel's earliest mainstream successes in crossing their comic books into movies - and now they're looking to repeat the process with a rebooted MCU Blade film starring Mahershala Ali in the title role."

GAMESRADAR

March 2022

JOIN THE CONVERSATION ›

#DRACULA10 | *Visuals*

Blade co-creator Gil Kane revealed that the main inspiration for the character was famed football star turned actor, Jim Brown.

LAUNCH GALLERY ›

#DRACULA10 | *Timeline*

Oct. 1939 — Marvel Comics is founded as a comic book publishing and entertainment company known as Timely Productions.

Apr. 1972 — The Tomb of Dracula #1 is given a delayed release and follows heir-to-Dracula Frank Drake as he travels to the vampire's castle and comes face to face with The Count himself.

Jul. 1973 — Blade makes his first appearance in The Tomb of Dracula #10. Nobody suspects the newly created character will go on to outshine Dracula himself within the Marvel Universe.

Aug. 1992 — Ghost Rider #28 is released. Blade reappears in the Marvel comics universe as a member of the newly formed Midnight Sons, a group of occult themed Marvel characters including Dr. Strange and Ghost Rider.

DESCRIPTION OF SERIES 1973 TOMB OF DRACULA #10

Investment Overview

•Upon completion of the Series #DRACULA10 Offering, Series #DRACULA10 will purchase a 1973 Tomb of Dracula #10 Comic Book published by Marvel graded CGC 9.8 as the Underlying Asset for Series #DRACULA10 (The “Series 1973 Tomb of Dracula #10” or the “Underlying Asset” with respect to Series #DRACULA10, as applicable), the specifications of which are set forth below.

•Marvel Comics is a comic book publishing and entertainment company founded in 1939 as Timely Productions.

•Blade is a Marvel comic book character created by Marv Wolfman and Gene Colan. When his mother was bitten by a vampire named Deacon Frost while pregnant, Eric Brooks AKA Blade, was born with resistance to being turned into a vampire as well as a near immortal lifespan.  He would go onto fight vampires and other supernatural beings including Count Dracula, Morbius the Living Vampire, and The Nightstalkers.

•The Underlying Asset is a 1973 Tomb of Dracula #10 Comic Book published by Marvel graded CGC 9.8.

Asset Description

Overview & Authentication

•Marvel Comics is a comic book publishing and entertainment company founded in 1939 as Timely Productions.

•Announced in Marvel’s official October 1971 Bullpen Bulletin, The Tomb of Dracula comic book was created as one of Marvel’s few “M-Rated” magazines for mature readers. The title faced delays in part due to circumstances of the new Comic Code Authority rules but was given a traditional release in April of 1972.  The story follows Frank Drake who inherits Castle Dracula and meets his infamous ancestor.

•Gene Colan, the artist for The Tomb of Dracula series, based Dracula’s look on actor Jack Palance.  This is the same actor that he used for another famous Marvel vampire, Morbius.

•Published in July of 1973, Blade makes his first appearance in The Tomb of Dracula #10.

•Appearing in mature Marvel titles including Tomb of Dracula, Vampire Tales, and Marvel Preview Presents in the 70s, Blade would be modernized in the early 90s on an occult team called The Nightstalkers which we a part of the larger group The Midnight Sons which included occult themed Marvel characters including Dr. Strange and Ghost Rider.  The Nightstalkers/Midnight Sons first appeared in August 1992’s Ghost Rider #28.

•The first Blade self-titled comic book series is released in July of 1994.

•In 2006 cable channel, SpikeTV, released Blade: The Series.  It was a live-action show starring Sticky Fingaz as Blade and ran for only one season.

•Released in August of 1998, Blade was considered the first successful Marvel movie after a string of unsuccessful film interpretations of their IPs.  The film had an estimated budget of $45M, brought in ~$17M opening weekend, and has a worldwide total gross of ~$131M. According to The Hollywood Reporter, “Marvel’s new approach to these comics — take bottom-rung characters, give them a 21st century sense of cool and highlight the simplicity of their backstories — runs parallel to their first successful film release, Blade.”  The film starred Wesley Snipes as Blade.

•The Blade movie spawned two follow ups making up a film trilogy.  Blade II had an estimated $54M budget and had an opening weekend in US & Canada of ~$32.5M and a total worldwide gross of ~155M.  Blade: Trinity had an estimated budget of $65M, an opening weekend gross of ~16M in US & Canada, and a worldwide gross of ~$132M.

•Blade makes an off-screen cameo in the MCU film, The Eternals.  Taking place in a post-credits scene, the character is voiced by Mahershala Ali, confirmed by Marvel to have officially been cast as Blade.

•Blade’s true MCU debut reportedly happening on Disney+ and not in movie theaters with the upcoming Marvel Cinematic Universe Halloween special, Werewolf by Night. Mahershala Ali will play Blade.

•Blade for PlayStation was an Action/Adventure game with horror elements put out by Activision in November of 2000.  It has been ranked 69th best PS1 game of 2000 and 33 Most Discussed PS1 Game of 2000 by the gaming website Metacritic.

•A game based on The Midnight Suns comic book series is being released by Marvel and Firaxis for PS5, PS4, Xbox Series X, Xbox Series S, Xbox One, Nintendo Switch, and PC. According to GamesRadar.com, “The game features a roster of Marvel heroes including Wolverine, Captain America, Iron Man, Magik, Doctor Strange, Blade, and Ghost Rider as they unite to take on the "monstrous shadows of the Marvel Universe" in tactical, turn-based combat.” The game was announced in August of 2021, originally set to be released in March of 2022 it has been delayed to being released sometime in late 2022.

•Football player turned actor Jim Brown was the primary influence for Blade’s look.

•Blade was ranked #63 of IGNs top 100 Comic Book Heroes of all time.

•The Underlying Asset has been authenticated by Certified Guaranty Company (CGC) an issued a grade of CGC 9.8 with certification No. 1056693001.

Notable Features

•The Underlying Asset is a 1973 Tomb of Dracula #10 Comic Book published by Marvel graded CGC 9.8.

•The Underlying Asset is 1 of 53 1973 Tomb of Dracula #10 Comic Book examples graded CGC 9.8 with one graded higher.

Notable Defects

•The Underlying Asset’s condition is consistent with its condition grade from CGC.

Details

Series 1973 Tomb of Dracula #10
Title	Tomb of Dracula #10
Store Date	July 1, 1973
Key Issue	First Appearance of Blade, The Vampire Slayer
Cover Price	$0.20
Publisher	Marvel
Writer(s)	Marv Wolfman
Cover Artist(s)	Gil Kane
Penciller(s)	Gene Colan
Inker(s)	Jack Abel
Editor	Roy Thomas
Rarity	1 of 49 (CGC 9.8)
Authentication	Certified Guaranty Company (CGC)
Grade	9.8
Certification No.	1056693001

Depreciation

The Company treats Memorabilia Assets as collectible and therefore will not depreciate or amortize the Series 1973 Tomb of Dracula #10 going forward.